Exhibit 99.1

NEWS - For Immediate Release
For Information, Contact:
Robert W. Schnitzius, Acting President and CEO
(972) 518-1300

DELSITE, INC. ANNOUNCES BANKRUPTCY FILING

IRVING, TEXAS ― April 02, 2009 ― DelSite, Inc (OTC Bulletin Board DSII) today announced that it filed for bankruptcy protection under Chapter 7 of the US bankruptcy laws earlier today and the Company will be liquidated. The Company's Board of Directors authorized the filing in a teleconference on April 1, 2009 after extensive efforts to raise funds for its ongoing drug development operations and for its H5N1 bird flu clinical trial proved unsuccessful. Since the company discontinued its manufacturing operations in January 2009 it has not had sufficient revenue to sustain its operations and the inability to secure additional funding has left the company's cash resources depleted. The company is in default on its debt and is unable to pay its creditors, secured and unsecured.

As of the date of the filing of the voluntary bankruptcy petition the trustee assumed jurisdiction over all of the assets of the Company, including all of the outstanding shares of DelSite Biotechnologies, Inc. and Sabila Industrial, S.A., both wholly-owned subsidiaries of the Company. The Company ceased operations effective at the time of the filing and has no ability to continue funding the business operations of DelSite Biotechnologies, Inc. or Sabila Industrial, S.A. The business operations of Sabila Industrial were discontinued on or about January 29, 2009.

The Company was unable to file its Form 10-K Annual Report for 2008 and anticipates that there will be no funds available for distribution to equity holders of the Company.

About DelSite

DelSite, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company with a core technology based on naturally occurring complex carbohydrates. DelSite is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. More than 130 patents protect its technology.

Certain statements in this release concerning DelSite may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission.

- stop -